Exhibit 99.1

Plains Exploration & Production Company 700 Milam, Suite 3100, Houston, TX 77002 www.pxp.com

NEWS RELEASE

FOR IMMEDIATE RELEASE

PXP REPORTS FIRST-QUARTER 2011 NET INCOME OF

$71 MILLION OR 49 CENTS PER DILUTED SHARE ON

HIGHER YEAR-OVER-YEAR PRODUCTION AND CRUDE OIL PRICES

First-Quarter Statistical Highlights:

•	Revenues of $430.3 million and net income of $71.0 million, or $0.49 per diluted share.
•	Adjusted net income of $52.4 million, or $0.37 per diluted share (a non-GAAP measure).
•	Income from operations of $133.8 million.
•	Net cash provided by operating activities of $290.0 million.
•	Operating cash flow of $243.0 million (a non-GAAP measure).
•	Average daily sales volumes for the quarter of approximately 88 thousand barrels of oil equivalent (BOE), a 3% increase over first-quarter 2010 or 19% increase pro-forma for the 2010 asset sale.
•	Average daily sales volumes for March of approximately 93.6 thousand BOE; California offshore scheduled maintenance completed during the quarter.
•	Crude oil price realizations of 88%.
•	Total production costs per BOE of $15.41.
•	Gross margin per BOE was $22.45 and cash margin per BOE was $36.95 (a non-GAAP measure).

Houston, Texas, May 5, 2011 - Plains Exploration & Production Company (NYSE:PXP) (“PXP” or the “Company”) announces 2011 first-quarter financial and operating results. PXP reported first-quarter revenues of $430.3 million and net income of $71.0 million, or $0.49 per diluted share, compared to revenues of $384.1 million and net income of $58.5 million, or $0.41 per diluted share, for the first-quarter 2010.

First-quarter net income includes certain items affecting the comparability of operating results. Those items consist of realized and unrealized gains and losses on our mark-to-market derivative contracts, an unrealized gain on investment, and other items. When considering these items, PXP reports net income of $52.4 million, or $0.37 per diluted share (a non-GAAP measure).

First-quarter income from operations was $133.8 million and net cash provided by operating activities was $290.0 million, a 13% and 31% increase over first-quarter 2010, respectively.

First-quarter daily sales volumes averaged 88 thousand BOE per day, representing a 3% increase over first-quarter 2010 average daily sales volumes or a 19% increase pro-forma for the 2010 asset sale.

First-quarter daily sales volumes also reflect the previously announced downtime associated with the California offshore Platform Irene maintenance conducted during first–quarter 2011 and the unusually harsh winter weather experienced in January and February which slowed drilling and well completion activities in the Texas, Louisiana and Wyoming asset areas.

Daily sales volumes for the month of March averaged approximately 93.6 thousand BOE, and we reiterate our full-year 2011 average daily sales volumes range of 95-100 thousand BOE.

A reconciliation of non-GAAP financial measures used in this release to comparable GAAP financial measures is included with the financial tables.

MANAGEMENT COMMENT

James C. Flores, Chairman, President and CEO of PXP commented, “We are pleased with first-quarter operating and financial results. Revenues, income from operations and cash flow are stronger than first- quarter 2010 and benefitted from increased production, higher crude oil prices and improved oil price realizations. Sales volumes increased 3%, despite shut-in volumes from planned facility upgrades, weather interruptions and the sale of all of our Gulf of Mexico production in the fourth-quarter 2010, while cash margin increased 8%. If current market conditions continue, using today’s crude oil price outlook and improved crude oil differentials, we expect to see an average increase in our 2011 full-year cash margin of more than 25% compared to first-quarter 2010 and a more than 30% increase compared to the full-year 2010 average. Operationally, our 2011 growth objectives are on track. In each of our core asset areas we are focused on the execution of the onshore oil drilling and expansion plans and results in each of our project areas have been positive, led by the accelerated pace on our Eagle Ford leasehold. PXP is well positioned for a strong 2011.”

OPERATIONAL UPDATE

•

In the Eagle Ford Shale asset area, PXP has 5 drilling rigs operating. First-quarter daily sales volumes averaged approximately 2,240 BOE per day net to PXP and were in excess of 3,000 BOE per day net to PXP at the end of the quarter. The 2011 planned 3 net rig program sales volumes exit rate is expected to be above 5,000 BOE per day net at year-end 2011. However, if the current 6 net rig program continues, PXP expects to exit the year above 10,000 BOE net per day. Currently there are 18 wells waiting on completion or connection to pipelines.

•

In the California asset area, PXP has 4 drilling rigs operating onshore where PXP continues its active development program in the Los Angeles and San Joaquin Basins. Daily sales volumes onshore were just over 31,310 BOE per day net to PXP, flat compared to fourth-quarter 2010. Offshore volumes are back to pre-Platform Irene maintenance levels of approximately 9,000 BOE per day net to PXP. With a large resource inventory identified for this asset area, it will sustain multi-year drilling programs providing future reserves, production and free cash flow. Average daily sales volumes are expected to be above 41,000 BOE net per day by year-end 2011.

•

In the Texas Panhandle asset area, PXP has 5 drilling rigs operating in the Granite Wash trend and expects to continue this level of activity through 2011. First-quarter daily sales volumes averaged approximately 8,940 BOE per day net to PXP, or 12% higher than fourth-quarter 2010. Average daily sales volumes are expected to increase to approximately 17,000 BOE net per day by year-end 2011. There are 4 wells waiting on completion or connection to pipelines.

•

In the Haynesville Shale asset area, PXP’s primary operator is currently operating 33 rigs and expects to reduce the rig count to an average of 25 rigs in 2011, plus PXP expects 15 or more rigs by other operators on its acreage. First-quarter daily sales volumes averaged approximately 162 million cubic feet equivalent (MMcfe) per day net to PXP, or 11% higher than fourth-quarter 2010. The rate of increase in sales volumes is anticipated to slow as the rig count decreases. Average daily sales volumes are expected to be above 170 MMcfe net per day at year-end 2011.

•	In the other asset areas, including the Madden Field in Wyoming and other Texas assets, average daily sales volumes are expected to be above 11,000 BOE net per day by year-end 2011.

•

PXP is making progress on several additional projects. In Wyoming, PXP drilled an initial well on its Mowry Shale position and plans to complete and announce well results in the third quarter. Drilling operations are currently underway on a second well in the Mowry Shale. In California, PXP continues to evaluate the potential resource opportunity of its Miocene shale position; and in the Gulf of Mexico Deepwater, PXP continues to evaluate financing options for its deepwater business.

SENIOR REVOLVING CREDIT FACILITY

The borrowing base was increased from $1.45 billion to $1.8 billion until the next redetermination date currently scheduled for May 1, 2012. The commitments remained unchanged at $1.4 billion. In addition, PXP amended and extended its senior revolving credit facility. The amendment extends the maturity of the senior revolving credit facility from August 2015 to May 2016 as well as lowers the rate at which borrowings can be made. On March 31, 2011, the senior revolving credit facility had $125 million outstanding.

CONFERENCE CALL

PXP will host a conference call today, Thursday, May 5, 2011 at 8:00 a.m. Central time. Investors wishing to participate in the conference call may dial 1-800-567-9836 or 1-973-935-8460. The conference call and replay ID is: 51938874. The replay can be accessed by dialing 1-800-642-1687 or 1-706-645-9291. A live webcast of the conference call and a slide presentation will be available in the Investor Information section of PXP’s website at www.pxp.com.

PXP is an independent oil and gas company primarily engaged in the activities of acquiring, developing, exploring and producing oil and gas in California, Texas, and Louisiana. PXP is headquartered in Houston, Texas.

ADDITIONAL INFORMATION & FORWARD-LOOKING STATEMENTS

This press release contains forward-looking information regarding PXP that is intended to be covered by the safe harbor “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements included in this press release that address activities, events or developments that PXP expects, believes or anticipates will or may occur in the future are forward-looking statement. These include statements regarding:

*	reserve and production estimates,
*	oil and gas prices,
*	the impact of derivative positions,
*	production expense estimates,
*	cash flow estimates,
*	future financial performance,
*	capital and credit market conditions,
*	planned capital expenditures, and
*	other matters that are discussed in PXP’s filings with the SEC.

These statements are based on our current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Please refer to our filings with the SEC, including our Form 10-K, for a discussion of these risks.

References to quantities of oil or natural gas may include amounts that the Company believes will ultimately be produced, but that are not yet classified as “proved reserves” under SEC definitions.

All forward-looking statements in this press release are made as of the date hereof, and you should not place undue reliance on these statements without also considering the risks and uncertainties associated with these statements and our business that are discussed in this press release and our other filings with the SEC. Moreover, although we believe the expectations reflected in the forward-looking statements are based upon reasonable assumptions, we can give no assurance that we will attain these expectations or that any deviations will not be material. Except as required by law, we do not intend to update these forward-looking statements and information.

Investor Contact: Hance Myers hmyers@pxp.com; 713.579.6291

Media Contact: Scott Winters swinters@pxp.com; 713.579.6190

Plains Exploration & Production Company

Consolidated Statements of Income

(in thousands, except per share data)

	Three Months Ended
	March 31,
	2011	2010
	(Unaudited)
Revenues
Oil sales	$331,843	$276,004
Gas sales	96,802	107,739
Other operating revenues	1,669	307

	430,314	384,050

Costs and Expenses
Lease operating expenses	72,251	62,503
Steam gas costs	15,761	19,663
Electricity	9,720	10,034
Production and ad valorem taxes	11,528	8,447
Gathering and transportation expenses	12,747	9,419
General and administrative	36,023	37,390
Depreciation, depletion and amortization	134,543	122,393
Accretion	4,257	4,411
Legal recovery	-	(8,423)
Other operating income	(304)	(569)

	296,526	265,268

Income from Operations	133,788	118,782
Other (Expense) Income
Interest expense	(32,404)	(21,053)
Debt extinguishment costs	-	(728)
(Loss) gain on mark-to-market derivative contracts	(50,996)	7,856
Gain on investment measured at fair value	67,254	-
Other income	554	1,306

Income Before Income Taxes	118,196	106,163
Income tax expense
Current	(372)	(4,738)
Deferred	(46,845)	(42,897)

Net Income	$70,979	$58,528

Earnings per Share
Basic	$0.50	$0.42
Diluted	$0.49	$0.41
Weighted Average Shares Outstanding
Basic	140,868	139,741

Diluted	143,416	141,940

Plains Exploration & Production Company

Operating Data (Unaudited)

	Three Months Ended
	March 31,
	2011	2010
Daily Average Volumes
Oil and liquids sales (Bbls)	44,068	45,217
Gas (Mcf)
Production	269,222	244,594
Used as fuel	5,788	5,313
Sales	263,434	239,281
BOE
Production	88,938	85,983
Sales	87,974	85,097
Unit Economics (in dollars)
Average NYMEX Prices
Oil	$94.60	$78.88
Gas	4.09	5.27
Average Realized Sales Price Before Derivative Transactions
Oil (per Bbl)	$83.67	$67.82
Gas (per Mcf)	4.08	5.00
Per BOE	54.14	50.11
Cash Margin per BOE (1)
Oil and gas revenues	$54.14	$50.11
Costs and expenses
Lease operating expenses	(9.12)	(8.16)
Steam gas costs	(1.99)	(2.57)
Electricity	(1.23)	(1.31)
Production and ad valorem taxes	(1.46)	(1.10)
Gathering and transportation	(1.61)	(1.23)
Oil and gas related DD&A	(16.28)	(15.33)

Gross margin (GAAP)	22.45	20.41
Oil and gas related DD&A	16.28	15.33
Realized losses on derivative instruments	(1.78)	(1.62)

Cash margin (Non-GAAP)	$36.95	$34.12

Oil and gas capital expenditures accrued ($ in thousands) (2)	$389,341	$223,416

(1)

Cash margin per BOE (a non-GAAP measure) is calculated by adjusting gross margin per BOE (a GAAP measure) to include realized gains and losses on derivative instruments and to exclude DD&A. Management believes this presentation may be helpful to investors as it represents the cash generated by our oil and gas production that is available for, among other things, capital expenditures and debt service. PXP management uses this information to analyze operating trends for comparative purposes within the industry. This measure is not intended to replace the GAAP statistic but rather to provide additional information that may be helpful in evaluating trends and performance.

(2)

Additions to oil and gas properties reported in our consolidated statement of cash flows differ from the accrual basis amounts reflected above due to the timing of cash payments. Excludes acquisitions.

Plains Exploration & Production Company

Reconciliation of GAAP to Non-GAAP Measure

	Three Months Ended March 31, 2011
	Oil	Gas	BOE
	(per Bbl)	(per Mcf)
Average Realized Sales Price

Average realized price before derivative instruments (GAAP) (1)	$ 83.67	$ 4.08	$ 54.14
Realized (losses) gains on derivative instruments	(3.70)	0.03	(1.78)

Realized cash price including derivative settlements (non-GAAP)	$ 79.97	$4.11	$ 52.36

	Three Months Ended March 31, 2010
	Oil	Gas	BOE
	(per Bbl)	(per Mcf)
Average Realized Sales Price

Average realized price before derivative instruments (GAAP) (1)	$ 67.82	$5.00	$ 50.11
Realized (losses) gains on derivative instruments	(4.29)	0.24	(1.62)

Realized cash price including derivative settlements (non-GAAP)	$ 63.53	$ 5.24	$ 48.49

(1)	Excludes the impact of production costs and expenses and DD&A.

Plains Exploration & Production Company

Consolidated Statements of Cash Flows

(in thousands of dollars)

	Three Months Ended
	March 31,
	2011	2010
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$70,979	$58,528
Items not affecting cash flows from operating activities
Depreciation, depletion, amortization and accretion	138,800	126,804
Deferred income tax expense	46,845	42,897
Debt extinguishment costs	-	728
Loss (gain) on mark-to-market derivative contracts	50,996	(7,856)
Gain on investment measured at fair value	(67,254)	-
Non-cash compensation	16,806	16,900
Other non-cash items	918	1,371
Change in assets and liabilities from operating activities	31,873	(17,594)

Net cash provided by operating activities	289,963	221,778

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to oil and gas properties	(358,472)	(267,015)
Acquisition of oil and gas properties (1)	(24,511)	51,065
Proceeds from sales of oil and gas properties, net of costs and expenses	11,987	-
Derivative settlements	(15,021)	(9,460)
Additions to other property and equipment	(2,671)	(2,137)

Net cash used in investing activities	(388,688)	(227,547)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings from revolving credit facilities	1,313,850	625,935
Repayments of revolving credit facilities	(1,808,850)	(855,935)
Proceeds from issuance of Senior Notes	600,000	300,000
Costs incurred in connection with financing arrangements	(9,069)	(5,344)
Other	4	-

Net cash provided by financing activities	95,935	64,656

Net (decrease) increase in cash and cash equivalents	(2,790)	58,887
Cash and cash equivalents, beginning of period	6,434	1,859

Cash and cash equivalents, end of period	$3,644	$60,746

(1)	Cash inflow in 2010 is associated with an adjustment to the final settlement of the $1.1 billion payment in September 2009 related to the prepayment of the Haynesville drilling carry.

Plains Exploration & Production Company

Consolidated Balance Sheets

(in thousands of dollars)

	March 31, 2011	December 31, 2010
ASSETS	(Unaudited)
Current Assets
Cash and cash equivalents	$3,644	$6,434
Accounts receivable	253,626	269,024
Inventories	22,104	24,406
Deferred income taxes	90,953	74,086
Prepaid expenses and other current assets	22,520	28,937

	392,847	402,887

Property and Equipment, at cost
Oil and natural gas properties - full cost method
Subject to amortization	10,387,694	9,975,056
Not subject to amortization	3,288,576	3,304,554
Other property and equipment	139,821	137,150

	13,816,091	13,416,760
Less allowance for depreciation, depletion, amortization and impairment	(6,327,976)	(6,196,008)

	7,488,115	7,220,752

Goodwill	535,142	535,144

Investment	731,600	664,346

Other Assets	76,329	71,808

	$9,224,033	$8,894,937

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$313,564	$284,628
Commodity derivative contracts	81,423	52,971
Royalties and revenues payable	70,653	70,990
Interest payable	58,793	49,127
Other current liabilities	84,123	75,973

	608,556	533,689

Long-Term Debt	3,451,131	3,344,717

Other Long-Term Liabilities
Asset retirement obligation	234,672	225,571
Commodity derivative contracts	32,431	24,740
Other	22,750	28,205

	289,853	278,516

Deferred Income Taxes	1,418,759	1,355,050

Stockholders’ Equity
Common stock	1,439	1,439
Additional paid-in capital	3,399,696	3,427,869
Retained earnings	204,275	148,620
Treasury stock, at cost	(149,676)	(194,963)

	3,455,734	3,382,965

	$9,224,033	$8,894,937

Plains Exploration & Production Company

Summary of Open Derivative Positions

At April 1, 2011

Period (1)	Instrument Type	Daily Volumes	Average Price (2)	Average Deferred Premium	Index
Sales of Crude Oil Production
2011
Apr - Dec	Put options (3)	31,000 Bbls	$80.00 Floor with a $60.00 Limit	$5.023 per Bbl	WTI
Apr - Dec	Three-way collars (4)	9,000 Bbls	$80.00 Floor with a $60.00 Limit $110.00 Ceiling	$1.00 per Bbl	WTI
2012
Jan - Dec	Put options (3)	40,000 Bbls	$80.00 Floor with a $60.00 Limit	$6.087 per Bbl	WTI

Sales of Natural Gas Production
2011
Apr - Dec	Three-way collars (5)	200,000 MMBtu	$4.00 Floor with a $3.00 Limit $4.92 Ceiling	-	Henry Hub
2012
Jan - Dec	Put options (6)	160,000 MMBtu	$4.30 Floor with a $3.00 Limit	$0.294 per MMBtu	Henry Hub

(1)	All of our derivatives are settled monthly.

(2)	The average strike prices do not reflect the cost to purchase the put options or collars.

(3)

If the index price is less than the $80 per barrel floor, we receive the difference between the $80 per barrel floor and the index price up to a maximum of $20 per barrel less the option premium. If the index price is at or above $80 per barrel, we pay only the option premium.

(4)

If the index price is less than the $80 per barrel floor, we receive the difference between the $80 per barrel floor and the index price up to a maximum of $20 per barrel less the option premium. We pay the difference between the index price and $110 per barrel plus the option premium if the index price is greater than the $110 per barrel ceiling. If the index price is at or above $80 per barrel but at or below $110 per barrel, we pay only the option premium.

(5)

If the index price is less than the $4.00 per MMBtu floor, we receive the difference between the $4.00 per MMBtu floor and the index price up to a maximum of $1.00 per MMBtu. We pay the difference between the index price and $4.92 per MMBtu if the index price is greater than the $4.92 per MMBtu ceiling. If the index price is at or above $4.00 per MMBtu but at or below $4.92 per MMBtu, no cash settlement is required.

(6)

If the index price is less than the $4.30 per MMBtu floor, we receive the difference between the $4.30 per MMBtu floor and the index price up to a maximum of $1.30 per MMBtu less the option premium. If the index price is at or above $4.30 per MMBtu, we pay only the option premium.

Derivative Settlements

(in thousands of dollars)

The following table reflects cash (payments) receipts for derivatives attributable to the stated production periods.

	Three Months Ended March 31,
	2011	2010
Oil sales	$ (14,682)	$ (17,466)
Natural gas sales	620	5,089

	$ (14,062)	$ (12,377)

Plains Exploration & Production Company

Reconciliation of GAAP to Non-GAAP Measure

The following table reconciles net income (GAAP) to adjusted net income (non-GAAP) for the three months ended March 31, 2011 and 2010. Adjusted net income excludes certain items affecting the comparability of operating results and the related tax effects. Management believes this presentation may be helpful to investors. PXP management uses this information to analyze operating trends and for comparative purposes within the industry. This measure is not intended to replace the GAAP statistic but rather to provide additional information that may be helpful in evaluating the Company’s operational trends and performance.

	Three Months Ended
	March 31,
	2011	2010
	(millions of dollars)

Net income (GAAP)	$ 71.0	$ 58.5

Unrealized losses (gains) on mark-to-market derivative contracts	51.0	(7.9)

Realized losses on mark-to-market derivative contracts (1)	(14.1)	(12.4)

Unrealized gain on investment measured at fair value	(67.3)	-

Legal recovery	-	(8.4)

Adjust income taxes (2)	11.8	13.7

Adjusted net income (non-GAAP)	$ 52.4	$ 43.5

(1)

The amounts presented in the above table differ from the adjustments reflected in the calculation of operating cash flow on the following page due to the accrued amounts reflected in the income statement versus the actual cash received or paid reflected in the consolidated statement of cash flows.

(2)

Tax rates assumed based upon adjusted earnings are 40% and 44% for the three months ended March 31, 2011 and 2010, respectively. Tax rates exclude the effects of nonrecurring tax related expenses and benefits.

Plains Exploration & Production Company

Reconciliation of GAAP to Non-GAAP Measure

The following tables reconcile Net Cash Provided by Operating Activities (GAAP) to Operating Cash Flow (non-GAAP) for the three months ended March 31, 2011 and 2010. Management believes this presentation may be useful to investors. PXP management uses this information for comparative purposes within the industry and as a means of measuring the Company’s ability to fund capital expenditures and service debt. This measure is not intended to replace the GAAP statistic but rather to provide additional information that may be helpful in evaluating the Company’s operational trends and performance.

Operating cash flow is calculated by adjusting net income to add back certain non-cash and non-operating items, including unrealized gains and losses on mark-to-market derivative contracts, to include derivative cash settlements for realized gains and losses on mark-to-market derivative contracts that are classified as investing activities for GAAP purposes, to exclude the unrealized gain on the investment measured at fair value and to exclude certain items.

	Three Months Ended
	March 31,
	2011	2010
	(millions of dollars)
Net income	$71.0	$58.5
Items not affecting operating cash flows
Depreciation, depletion, amortization and accretion	138.8	126.8
Deferred income tax expense	46.8	42.9
Debt extinguishment costs	-	0.7
Unrealized losses (gains) on mark-to-market derivative contracts	51.0	(7.8)
Gain on investment measured at fair value	(67.3)	-
Non-cash compensation	16.8	16.9
Other non-cash items	0.9	1.4
Realized losses on mark-to-market derivative contracts	(15.0)	(9.5)
Legal recovery	-	(8.4)
Current income taxes attributable to derivative contracts	-	4.7

Operating cash flow (non-GAAP)	$243.0	$226.2

Reconciliation of non-GAAP to GAAP measure
Operating cash flow (non-GAAP)	$243.0	$226.2
Legal recovery and other	0.1	8.4
Changes in assets and liabilities from operating activities	31.9	(17.6)
Realized losses on mark-to-market derivative contracts	15.0	9.5
Current income taxes attributable to derivative contracts	-	(4.7)

Net cash provided by operating activities (GAAP)	$290.0	$221.8

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